EX-99.B-77D(a)

SUB-ITEM 77D(a): The type of securities (e.g. bonds, preferred stocks, common stocks) in which it may invest, indicating the proportion of the assets which may be invested in each type of security.

WADDELL & REED ADVISORS FUNDS

Supplement dated December 12, 2014 to the

Waddell & Reed Advisors Equity Funds Prospectus

dated October 31, 2014

In addition, effective January 1, 2015, the Prospectus is revised as follows:

The following is added as the last sentence to the first paragraph of the “Waddell & Reed Advisors International Growth Fund – Principal Investment Strategies” section on page 36:

Under normal circumstances, the Fund will allocate its assets among at least three different countries (one of which may be the United States).

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The following is added prior to the last sentence of the first paragraph under the section entitled “Additional Information about Principal Investment Strategies, Other Investments and Risks – Waddell & Reed Advisors International Growth Fund:” on page 66:

Under normal circumstances, the Fund will allocate its assets among at least three different countries (one of which may be the United States).